As filed with the Securities and Exchange Commission on July 1, 2026

Registration No. 333-295973

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
TO REGISTRATION STATEMENT ON FORM S-4
UNDER THE SECURITIES ACT OF 1933

QXO, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	16-1633636 (I.R.S. Employer Identification No.)
Five American Lane Greenwich, Connecticut (Address of Principal Executive Offices)	06831 (Zip Code)

QXO, Inc. 2024 Omnibus Incentive Compensation Plan
(Full title of the plan)

Christopher Signorello

Chief Legal Officer
Five American Lane

Greenwich, CT 06831
(Name and address of agent for service)

(888) 998-6000
(Telephone number, including area code, of agent for service)

With copies to:
David S. Huntington
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
(212) 373-3000

__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

QXO, Inc. (“QXO” or the “Registrant”) hereby amends its original registration statement on Form S-4 (File No. 333-295973) filed with the Securities and Exchange Commission (the “SEC”) on May 18, 2026, as amended by pre-effective Amendment No. 1 thereto filed on May 29, 2026 (the “Form S-4”), which the SEC declared effective at 4:00 p.m. Eastern Time on May 29, 2026, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and, together with the Form S-4, this “Registration Statement”).

QXO filed the Form S-4 in connection with the mergers contemplated by the Agreement and Plan of Merger, dated as of April 18, 2026 (the “Merger Agreement”), by and among QXO, Titanium MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of QXO (“Titanium Merger Sub”), Titanium MergerCo 2, LLC, a Delaware limited liability company and wholly owned subsidiary of QXO (“Forward Merger Sub”), and TopBuild Corp., a Delaware corporation (“TopBuild”). On July 1, 2026 (the “Titanium Merger Effective Time”), pursuant to the Merger Agreement, (i) Titanium Merger Sub merged with and into TopBuild (the “Titanium Merger”), with TopBuild surviving as a wholly owned subsidiary of QXO, and (ii) immediately thereafter, TopBuild merged with and into Forward Merger Sub (the “Forward Merger” and, together with the Titanium Merger, the “Merger”), with Forward Merger Sub surviving as a wholly owned subsidiary of QXO.

In connection with the Merger, each (i) outstanding award of restricted stock units with respect to TopBuild common stock for which vesting was solely based on service-based conditions (each, a “TopBuild RSU Award”) and (ii) outstanding award of restricted stock units with respect to TopBuild common stock for which vesting was based on service-based conditions and performance-based conditions (each, a “TopBuild PSU Award”) was converted into a corresponding QXO restricted stock unit award (and, with respect to each TopBuild PSU Award, with the performance-based vesting conditions deemed satisfied at target and converted into an award of QXO restricted stock units for which vesting is based solely on service-based conditions), in each case, based on an equity award exchange ratio equal to the product of (A) the number of shares of TopBuild common stock subject to such award immediately prior to the Titanium Merger Effective Time, multiplied by (B) 20.200, with any fractional shares rounded to the nearest whole number of shares. Such converted awards, in each case, remain subject to the same terms and conditions that applied to such awards (excluding performance-based vesting terms) immediately prior to the Titanium Merger Effective Time; provided that any amounts relating to accrued but unvested and unpaid dividend equivalent rights corresponding to a TopBuild RSU Award or a TopBuild PSU Award have been converted into dividend equivalent rights on the corresponding QXO restricted stock units and any dividend equivalents that become payable with respect to such converted awards will be paid within 30 days following vesting.

QXO hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 2,279,934 shares of QXO’s common stock issuable with respect to the assumed TopBuild RSU Awards and TopBuild PSU Awards under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan (the “Plan”), which were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note of Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC, are incorporated herein by reference (other than information furnished and not filed, including under Item 2.02 or 7.01, in Current Reports on Form 8-K):

1.	The Registrant’s Annual Report on Form 10-K filed on February 27, 2026;

2.	The Registrant’s Quarterly Report on Form 10-Q filed on May 12, 2026;

3.	The Registrant’s Current Reports on Form 8-K filed on January 5, 2026, January 12, 2026, January 15, 2026, January 20, 2026, February 11, 2026, March 17, 2026, April 1, 2026, April 20, 2026, April 29, 2026, May 8, 2026, May 11, 2026, May 18, 2026, May 29, 2026, June 4, 2026, June 12, 2026, June 17, 2026, June 22, 2026, June 29, 2026, June 30, 2026 and July 1, 2026;

4.	Part I, Items 1, 1A and 2 and Part II, Items 7, 8 and 9A of the Annual Report on Form 10-K for the year ended December 31, 2025 (filed on February 26, 2026) of TopBuild and Part I, Items 1 and 2 of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (filed on May 5, 2026) of TopBuild; and

5.	The description of the Registrant’s common stock contained in the Registrant’s Fifth Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 6, 2024, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed amendment hereto or document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 3 of Article 9 of the Registrant’s Fifth Amended and Restated Certificate of Incorporation (as amended, the “A&R Charter”) and Section 6.1 of the Registrant’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”) require the Registrant to indemnify and hold harmless, to the full extent permitted under the General Corporation Law of the State of Delaware (as amended or modified from time to time, the “DGCL”), each person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant. Such indemnification covers all expenses, liabilities and losses actually and reasonably incurred or suffered by such individuals.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

As authorized by the Amended and Restated Bylaws, the Registrant may purchase and maintain at its expense on behalf of directors and officers insurance, within certain limits, covering liabilities which may be incurred by them in such capacities.

To the fullest extent permitted by the DGCL, the A&R Charter provides that a director or officer of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Fifth Amended and Restated Certificate of Incorporation of QXO, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on June 6, 2024).
4.2	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of QXO, Inc., dated June 6, 2024 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed on June 6, 2024).
4.3	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of QXO, Inc., dated July 1, 2026 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed on July 1, 2026).
4.4	Amended and Restated Bylaws of QXO, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 8-K filed on June 6, 2024).
4.5	QXO, Inc. 2024 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on June 5, 2024).
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.*
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Marcum LLP.*
23.3	Consent of Deloitte & Touche LLP.*
23.4	Consent of Ernst & Young LLP.*
23.5	Consent of KPMG LLP.*
23.6	Consent of PricewaterhouseCoopers LLP.*
23.7	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as Exhibit 5.1).*
24.1	Power of Attorney.*

 * Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, and State of Connecticut, on this 1st day of July, 2026.

QXO, INC.

By:	/s/ Christopher Signorello
Name: Christopher Signorello
Title: Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on July 1, 2026.

	Signature	Title

	*	Chairman and Chief Executive Officer
	Brad Jacobs	(Principal Executive Officer)

	*	Chief Financial Officer
	Ihsan Essaid	(Principal Financial Officer)

	*	Interim Chief Accounting Officer
	Robert Loughran	(Principal Accounting Officer)

	*	Lead Independent Director
Allison Landry

	*	Director
Jason Aiken

	*	Director
Marlene Colucci

	*	Director
Alec Covington

	*	Director
Mario Harik

	*	Director
Mary Kissel

*By:	/s/ Christopher Signorello
Christopher Signorello
Attorney-in-Fact